UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2009

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Principal Officers.

On October 15, 2009, the Compensation Committee of the Board of Directors approved an extension to the previously announced temporary salary reduction plan applicable to executive officers, for an additional six month period continuing through the end of the fiscal year. Under the plan, the salary of C. Nicholas Keating, Jr., CEO, continues to be reduced by 15% and the salary of each of the Company’s other executive officers continues to be reduced by 10% In addition, the salary of most other employees continues to be reduced by 7.5% (excluding non-salaried employees and employees who are based in foreign jurisdictions or who may be subject to local pay rules). Concurrently, the Committee authorized grants of restricted stock under the Company’s 2008 Equity Incentive Plan to the affected employees, including executive officers, intended to help offset the salary reductions, though the value of the restricted stock granted might not equal such amount.  The exact number of shares will be determined on the date of grant based on the amount of each individual’s salary reduction and the trading price of the Company’s common stock on such date, within certain limitations.

On October 15, 2009, the Compensation Committee of the Board of Directors approved a performance-based incentive compensation schedule for fiscal 2010 for James T. Fitzpatrick, Vice President, Federal Sales. The schedule provides for a quarterly incentive payment based on the level of product bookings for the Federal Government business, with a target annual payment of $200,000 based on achievement of the Company’s bookings plan for Federal sales. The actual amount payable to Mr. Fitzpatrick will vary depending on the extent to which actual performance meets, exceeds, or falls short of the plan. For each quarter of the fiscal year, the amount of incentive earned is determined by multiplying the annual target payment by the percent of the bookings plan achieved to date, net of prior quarterly payments already made toward the annual target. A bookings multiplier will be applied to the target payment at year end (or earlier if 100% of plan is achieved earlier). The bookings multiplier is determined as follows:  if less than 85% of the bookings plan is achieved, the multiplier will be equal to the percent achieved; at 100%, the multiplier will become 1.5; and at 125% or above, the multiplier will be 2.0.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2009

Network Equipment Technologies, Inc.

By:	/s/ JOHN F. MCGRATH, JR.
Name:	John F. McGrath, Jr.
Title:	Vice President and Chief Financial Officer